Exhibit 10.7

SEVERANCE AGREEMENT

This severance agreement (the “Agreement”), dated as of June 6, 2014, is entered into between KITE PHARMA, INC. (“Kite” or the “Company”), on the one hand, and KEITH NOLOP, M.D. (“Nolop”), on the other hand, as follows. Kite and Nolop may be referred to individually as a Party and collectively as Parties.

WHEREAS, on May 8, 2013, Kite made an offer of employment to Nolop to serve as its Chief Medical Officer (“CMO”), which offer Nolop accepted, and his employment commenced on May 27, 2013;

WHEREAS, Nolop has informed Kite that he wishes to resign his position as CMO, which resignation Kite has accepted effective May 16, 2014; and

WHEREAS, Kite and Nolop have agreed that following the effective date of his resignation, Nolop will serve as a consultant to Kite pursuant to a written consultancy agreement (the “Consulting Agreement”) that Nolop and Kite shall enter into concurrently with this Agreement.

1. Consideration

In exchange for Nolop entering into this Agreement and provided Nolop has executed and returned this Agreement and the seven-day period to revoke it has expired, Kite shall continue to pay Nolop his salary, less deductions for taxes and other withholdings required by law, through May 31, 2014. In addition, any stock options or restricted shares that otherwise would have vested between May 16 and May 31, 2014 shall vest as if Nolop remained an employee of Kite through May 31, 2014. Nolop shall not be entitled to any additional benefits except as explicitly set forth in this Agreement and the Consulting Agreement.

2. Complete Release by Nolop

(a) In General

Nolop irrevocably and unconditionally releases the Claims described in subsection (b) that he may now have against the Released Parties identified in subsection (d), except that he is not releasing any claim that relates to: (i) his right to enforce this Agreement; (ii) any rights he may have to indemnification from personal liability pursuant to Labor Code section 2802; (iii) his right, if any, to government-provided unemployment benefits; (iv) any rights he may have to benefits under the Company’s standard benefit programs, such as COBRA benefits, except for claims specifically identified in subsection (b); and (v) his right to enforce the Consulting Agreement.

(b) Claims Released

Subject only to the exceptions noted above, Nolop is releasing all known and unknown claims, promises, causes of action, or similar rights of any type that he may have (“Claims”) with respect to any Released Party listed in subsection (d). Nolop understands that the Claims he is releasing might arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), such as the following:

Antidiscrimination statutes, such as the Older Workers Benefit Protection Act, 29 USC §623, et seq., and Age Discrimination in Employment Act and Executive Order 11,141, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, and Executive Order 11,246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans with Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; the California Fair Housing and Employment Act, and any other federal, state, or local laws prohibiting employment discrimination.

Federal and state employment statutes, such as the WARN Act, which requires that advance notice be given of certain workforce reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938 and the California Labor Code, which regulate wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

Other laws, such as federal, state, or local laws providing workers’ compensation benefits, restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; any other federal, state, or local laws providing recourse for alleged wrongful discharge, tort, physical or personal injury, emotional distress, fraud, negligent misrepresentation, defamation, and similar or related claims.

(c) Unknown Claims

Nolop understands that he is releasing Claims that he may not know about, which is his knowing and voluntary intent, even though he recognizes that someday he might learn that some or all of the facts he currently believes to be true are untrue and even though he might then regret having signed this Agreement. Nevertheless, he is assuming that risk and agrees that this Agreement shall remain effective in all respects in any such case. He expressly waives all rights he might have under any law that is intended to protect him from waiving unknown claims (that limits the effect of a release with respect to unknown claims), including but not limited to Section 1542 of the California Civil Code, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Nolop understands the significance of waiving these rights.

(d) Released Parties

The Released Parties are Kite, all current or former related or affiliated companies of Kite, and, with respect to each of them, all of the Kite’s or such related entities’ predecessors and successors, and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this subsection, and their successors.

3. Period For Consideration / Revocation of Agreement

Nolop acknowledges that, before signing this Agreement, he was given a period of at least twenty-one (21) days to consider this Agreement. If he has chosen to sign and deliver this Agreement before that time expired, he has done so knowingly and voluntarily. Nolop acknowledges that: (a) he took advantage of this period to consider this Agreement before signing it; (b) he carefully read this Agreement; (c) he fully understands it; (d) he is entering into it voluntarily; (e) he is receiving valuable consideration in exchange for his execution of this Agreement that he would not otherwise be entitled to receive; and (f) the Company, in writing, encouraged him to discuss this Agreement with his attorney (at his own expense) before signing it, and that he did so to the extent he deemed appropriate.

Nolop also understands that he has seven (7) days after signing this Agreement to revoke this Agreement, and that this Agreement will not be effective until that seven-day revocation period has expired. To revoke this Agreement, Nolop must deliver written notice of revocation to Cynthia Butitta, Chief Operating Officer, Chief Financial Officer, Kite Pharma, Inc., 2225 Colorado Avenue, Santa Monica, CA 90404, within the seven-day period.

4. Other Terms

(a) Effective Date of Resignation

The effective date of Nolop’s resignation and therefore the last day of his employment with Kite is May 16, 2014 (the “Resignation Date”).

(b) Health Insurance

As an employee through the Resignation Date, Nolop will remain on Kite’s health insurance policy through May 16, 2014. Thereafter, as provided by the federal COBRA law, Nolop will be eligible to continue his health insurance benefits and, later, to convert to an individual policy. Nolop will be provided with a separate notice of his COBRA rights.

(c) Return of Company Property

Nolop represents that he has returned to the Company all files, memoranda, documents, records, copies of the foregoing, computers, computer equipment, cell phones, credit cards, identification badges, keys, and any other property of the Company or its affiliates in his possession.

(d) No Breach of Confidentiality Agreement

Nolop represents and warrants that he is not in breach, nor ever has been in breach, of those obligations set forth in that certain Proprietary Information and Invention Assignment Agreement (“PIIAA”) between himself and the Company, effective as of May 27, 2013. Nolop further acknowledges that he continues to be bound by the PIIAA, and agrees that he will not divulge any confidential or proprietary information that is the subject of the PIIAA.

(e) Nonadmission of Liability

Nolop agrees not to assert that this Agreement is an admission of guilt or wrongdoing by any of the Released Parties, and further acknowledges that the Released Parties set forth in Section 2(d) do not believe or admit that any of them has done anything wrong.

(f) Implementation

Nolop agrees to sign any documents and do anything else that may be necessary in the future to implement this Agreement.

(g) Cooperation in Transition

Nolop agrees to cooperate and provide reasonable assistance to the person or persons who assume his prior job responsibilities.

(h) Other Representations

Nolop represents and warrants that he has not suffered any job-related wrongs or injuries for which he might still be entitled to compensation or relief, such as an injury for which he might receive a workers’ compensation award in the future. Nolop understands that the Company has relied on these representations in entering into this Agreement with him.

5. Confidentiality

Nolop and Kite agree that the terms of this Agreement, and the fact that this Agreement has been entered into are strictly confidential. To the extent permitted by law, the parties agree not to disclose to anyone the terms and conditions or substance of this Agreement, any negotiations or discussions concerning this Agreement, any and all actions taken in accordance with Agreement, or the fact that this Agreement has been entered into. Nolop agrees that he will not make available or show to any person this Agreement for any reason, except that he may disclose this Agreement to (i) his accountants, tax preparers, and attorneys, who shall agree to keep it confidential, and (ii) as required by valid court order or request by governmental agency, such as the IRS. In the event Nolop receives a court order or other governmental request for a copy of this Agreement, Nolop shall promptly notify Kite to provide Kite an opportunity to object or otherwise respond as appropriate. Likewise, Kite agrees that it will not make available or show to any person this Agreement for any reason, except that it may disclose this Agreement (i) to its accountants, tax preparers, attorneys, and Kite personnel who have need to know of its contents, who shall agree to keep it confidential, (ii) if, upon advice of counsel, the Agreement is required to be disclosed as part of any filing with the United States Securities and Exchange Commission; and (iii) as required by a valid court order or request by governmental agency, such as the IRS. In the event Kite receives a court order or other governmental request for a copy of this Agreement, Kite shall promptly notify Nolop to provide Nolop an opportunity to object or otherwise respond as appropriate.

6. Arbitration of Disputes

The Parties agree that the exclusive method for resolving resolve any and all claims they may have with each other, or that Nolop has with any other Released Party (“Arbitrable Dispute”), through final and binding confidential arbitration. The arbitration shall take place in Los Angeles, California, through JAMS, pursuant to its Streamlined Arbitration Rules, before a single neutral arbitrator, provided that no disputed claim or counterclaim exceeds the jurisdictional limit ($250,000) prescribed by the Streamlined Arbitration Rules. If any disputed claim or counterclaim does exceed the foregoing jurisdictional limit, the parties agree to use JAMS’ Comprehensive Arbitration Rules in lieu of the Streamlined Arbitration Rules. The arbitrator may not modify or change this Agreement in any way. The Arbitrator shall render a written opinion which contains his or her factual and legal reasoning. Each of the parties shall bear his, her or its own attorneys’ fees, expert fees, consulting fees, and other litigation costs (if any) ordinarily associated with legal proceedings taking place in a judicial forum, subject to the Arbitrator’s award of remedies, but only to the extent permitted by applicable law. To the extent the Arbitrator determines that any claim is frivolous or vexatious, the Arbitrator shall have the power to award attorneys’ fees to the successful defendant. Any party to the arbitration may seek to have the Arbitrator’s award entered as a judgment in a court of competent jurisdiction no sooner than thirty days after issuance of the award; however, if the non-prevailing party satisfies all aspects of the award within thirty days, the prevailing party must release its right to enter the award as a judgment in a court. Should Nolop or the Company attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Section (with the exception of provisional remedies under California Code of Civil Procedure § 1281.8), the responding party will be entitled to recover from the initiating party all damages, expenses, and attorneys’ fees incurred as a result of the breach.

7. Miscellaneous

(a) Entire Agreement

This Agreement and the Consulting Agreement constitute the entire agreement between Kite and Nolop relating to the separation of his employment with Kite. This Agreement may not be modified or canceled in any manner except by a writing signed by both an authorized Company official and Nolop. Nolop acknowledges that the Company has made no representations or promises to him other than those in this Agreement. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. It is not necessary that the Company sign this Agreement for it to become binding on both the Company and Nolop.

(b) Interpretation

This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against any Released Party or me. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement. Except to the extent governed by federal law, this Agreement shall be governed by the statutes and common law of the State of California (excluding any that mandate the use of another jurisdiction’s laws).

(c) Severability

If any provision of the Agreement is declared by any court or arbitrator to be illegal or invalid, the validity of the remaining portions shall not be affected thereby, and the illegal or invalid portions shall be deemed not a part of the Agreement.

TAKE THIS AGREEMENT HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT; IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE CONSIDERATION PERIOD AFFORDED BY SECTION 4, ABOVE. YOU ARE ENCOURAGED TO CONSULT WITH A PRIVATE ATTORNEY BEFORE SIGNING THIS AGREEMENT. WHETHER YOU DO SO IS YOUR DECISION.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date written freely and voluntarily.

The Company:		Employee:

KITE PHARMA, INC.		KEITH NOLOP, M.D.

By:	/s/ Cynthia M. Butitta	By:	/s/ Keith Nolop, M.D.

Name:	Cynthia M. Butitta	Name:	Keith Nolop, M.D.
Its:	COO & CFO

Dated:	6/9/14	Dated:	6/9/14